Exhibit 99.1

BEAZER HOMES CONFERENCE CALL
RESULTS FOR THE QUARTER ENDED MARCH 31, 2007
APRIL 26, 2007 10:00 AM ET

Operator

Good morning and welcome to the Beazer Homes second fiscal quarter 2007 earnings conference call. Today's call is being recorded and will be hosted by Ian McCarthy, the Company's Chief Executive Officer. Before we begin, Leslie Kratcoski, Vice President of Investor Relations, will give instructions on accessing the Company's slide presentation over the Internet, and will make comments regarding forward-looking information.

Leslie Kratcoski - Beazer Homes USA Inc. - VP IR

Good morning everyone and welcome to the Beazer Homes conference call on our results for the quarter ended March 31, 2007. During this call we will webcast a synchronized slide presentation. To access the slide presentation go to the Investor home page at Beazer.com and click on the webcast link in the center of the screen.

Before we begin, you should be aware that during this call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors are described in the Company's SEC filings, including its annual report on Form 10-K and other reports filed with the Commission from time to time.

Today's presentation also includes non-GAAP financial measures, adjusted net income and earnings per diluted share for the quarters ended March 31, 2007 and 2006. For a reconciliation of the closest GAAP measure, please refer to our earnings press release issued today or the appendix to the slide presentation, both of which are available in the Investor Relations portion of Beazer.com.

Ian McCarthy, our President and Chief Executive Officer, and Mike Rand, our Senior Vice President and Chief Accounting Officer, will give a brief presentation, after which they will address questions you may have for the duration of this one-hour conference call. In the interest of time and allowing everyone a chance to ask questions, we do kindly request that you limit yourself to one question and then one follow-up.

I would now like to turn the call over to Ian McCarthy.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Thank you all for joining us on the call today. The financial results we have announced this morning for the second quarter of fiscal 2007 reflects the challenging operating conditions we continue to experience. Revenues totaled $826 million on home closings of 2,743, decreases of 35 and 36% respectively, from the prior year's second quarter record results.

Our average sales price of $280,200 represents a 4% decrease from $292,400 a year ago, and a 1% decrease from $283,100 achieved in the December quarter. This reflects the competitive sales conditions as well as lower percentage of closings coming from markets with higher average sales prices.

New home orders were down 3% from the prior year. We were pleased with these new orders for the quarter, since we have been very focused on reducing our unsold inventory levels. However, as I will elaborate shortly, the sales environment continues to be very difficult.

In light of the current market environment, and following a comprehensive review of our inventory and land option contracts, we incurred an $86.9 million charge, a pretax charge, this quarter for inventory impairments, impairments of investments in joint ventures, and abandonment of land option contracts. As a result, we recorded a net loss of $43 million, or $1.12 per share. Excluding these charges, adjusted net income was $11.2 million, or $0.30 per diluted share.

Clearly, operating conditions remained challenging for the housing industry during our second quarter. Most markets continue to experience lower levels of demand, coupled with higher levels of inventory, resulting in increased competition and continued significant discounting.

While we were pleased with our new orders for the quarter, at this point in the traditional spring selling season, we have yet to see any consistent evidence that a sustainable recovery in the housing market is underway. We expect that current conditions will continue to put pressure on homebuilders' operating results.

During the second quarter, as we entered the spring selling season, we continued to focus on initiatives aimed at strengthening our financial capabilities and positioning ourselves for a significantly more competitive environment. These initiatives included ongoing comprehensive reviews of our direct costs and overhead, converting existing backlog into closings, and reducing our controlled lot count and unsold home inventory.

We believe this disciplined approach to the business, coupled with our broad geographic and product diversity, positions us well for the difficult market environment today and the eventual upturn. We maintain our belief that the long-term industry fundamentals, based on demographic-driven demand and employment trends, together with further supply constraints, remain compelling.

For the March quarter new home orders totaled 4,085, a 3 percent decline from the prior year's record second quarter. Increases in new home orders of 22, 8 and 6% in the West, Mid-Atlantic and Florida, were offset by lower new home orders in the Southeast and other home-building segments of 12 and 21%, respectively.

The cancellation rate for the second quarter improved to 29%, compared to 33% in the prior year's second quarter. It was during the first and second quarters of last fiscal year that we began to experience sequential increases in cancellation rates. The 29% cancellation rate was also a significant sequential improvement from 43% in the first quarter of this year.

The modest reduction in new home orders of 3% compared to the prior year was substantially achieved through integrated national marketing and promotion efforts across the country. This enabled us to decrease our number of unsold finished homes by 47% from the December quarter. The success of these marketing efforts speaks to our belief in the importance of a single national brand, and the opportunities to leverage it across our broad product diversity and geographic presence.

At March 31, our units in sales dollar backlog stood at 5,563 homes and $1.67 billion, respectively. Unit backlog is down 40% year-over-year. But with our strong sales in the March quarter, unit backlog increased 32% from the December quarter, and average sales price in backlog stands at approximately $300,000.

Revenues totaled $826 million in the second quarter on home closings of 2,743, down 35 and 36% respectively from the record second quarter a year ago, as most markets, with the exception of Northern California and Orlando, closed fewer homes than the year before. Our backlog conversion ratio was 65% during the quarter, as we continued to focus on getting homes in backlog closed as quickly as possible.

Before turning in over to Mike Rand to provide further details on our quarterly results, I would like to take a few moments to provide a summary of the facts to date as it relates to the U.S. Attorney's recent inquiry. As previously disclosed, the Company received a subpoena from the U.S. Attorney's Office in the Western District of North Carolina, seeking the production of documents focusing on the Company's mortgage origination services.

In addition, together with certain of its subsidiaries, and current and former officers, the Company has been named as a defendant in a securities class-action lawsuit and homeowner class-action lawsuits, and has also recently been named as a nominal defendant in a shareholder derivative complaint. We're fully cooperating with the U.S. Attorney in the document production request. And we intend to vigorously defend each of the lawsuits.

The Company's audit committee of the Board of Directors has initiated an independent internal review of the mortgage origination business and related matters, and has retained independent legal counsel and an independent financial consultant to assist with that review.

U.S. Attorney inquiry, the related internal review by the audit committee, and the outstanding lawsuits are all in their early stages. We cannot currently predict the outcome of these matters, or the length of time it will take to resolve them. And we're not able to provide further details at this time.

I would now like to turn it over to Mike Rand, our Chief Accounting Officer, to further discuss our financial results, cost-saving initiatives, and land and inventory positions.

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

Our margins for the quarter continue to be negatively impacted, both by higher discounting and reduced revenues, as compared to second quarter of last year. The current environment remains extremely challenging, but we remain focused on reducing cost and enhancing liquidity.

In addition to the 1,000 positions we eliminated in September and October of last year, we have since reduced our headcount by an additional 350 positions through both attrition and selective reductions.

We continue to seek opportunities to reduce costs over the next several quarters, including reductions in direct construction cost, achieved through value engineering, SKU rationalization, and reductions in plant specifications, as well as through ongoing contract review and renegotiations. To date we have achieved 5 to 10% direct cost reductions in our largest operating divisions, which we expect to realize over the coming quarters.

We continue to implement direct cost reductions in both construction and land development across the Company, and expect additional savings to be achieved through further initiatives currently underway.

The results for the quarter include a $6 million reduction of the warranty accrual for the remediation of homes in connection with the Trinity Homes settlement in 2004, based on a reduction in the estimated remaining remediation costs. The results also include pretax charges to abandon land option contracts, to recognize inventory impairments, and impairments in joint ventures of $19.1 million, $60.8 million, and $7.1 million, respectively. In taking these charges, we further align the cost basis of our assets with the realities of today's marketplace at the present time.

Again this quarter we undertook a comprehensive review of our asset values, based on a community by community review performed for each operating division. The majority of the charges were taken in the West, principally Southern California, and Mid-Atlantic segments, at 35% and 28%, respectively. However, the charges were dispersed broadly across 31 communities throughout our markets.

Our land position as of March 31 totaled 79,528 lots, 51% of which were owned and 49% which were controlled under option. During the quarter we reduced or lot count by over 24% compared to the prior year, and by 5% from the December quarter by eliminating non-strategic positions to align our land supply with our current expectations for home closings.

We continue to exercise caution and discipline with regard to land and land development spending, and have increased our internal return criteria as it relates to any new land acquisition request. These steps will help maintain our sound balance sheet and strong financial position so that we can capitalize on future opportunities that will generate meaningfully higher returns prospectively.

At March 31, total unsold homes were 2,478, compared to 3,101 at December 31, representing a 20% sequential decline driven by the 47% decline in unsold finished homes Ian discussed earlier.

We have also continued to significantly limit new home starts. And it is worth noting that the dollar value of homes under construction declined by $135 million from the December quarter.

At March 31 net debt to total capitalizations stood at 49.1%, down slightly from the December level, and within our target of 50% or lower, with no borrowings outstanding on our revolving credit facility, and approximately $225 million of cash on hand. I will now turn it back over to Ian.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Recently the topic of subprime mortgages has received a lot of attention, so we would like to provide you with some select metrics for our Financial Services segment. For the first half of fiscal 2007 our capture rate, defined as the percentage of mortgages we originate as a percentage of homes closed, was 66%. For those loans we originated, our average FICO score was 714, with over 70% of borrowers having a FICO score of 680 or better. Average combined loan to value totaled 87%. Fixed-rate loans were 80% of the total. And the split between conventional and government loans was approximately 90% and 10%, respectively. Less than 4% of the loans were subprime, defined as loans to a borrower with a FICO score below 620.

We have certainly seen a tightening in mortgage lending criteria; however, it is too early to be able to meaningfully predict what the impact on overall demand may be. While it is possible the tightening credit standards will impact overall demand, we do not believe Beazer Homes is any more or less susceptible to such impact than other homebuilders, given our broad product and price point diversity that we've achieved over the past several years.

The current housing market continues to be characterized by lower demand and higher inventories, with heavy discounting needed to drive meaningful sales volume. Given current market conditions and the low visibility as to when conditions may improve, we're not comfortable at this time updating our outlook for fiscal 2007, and we're therefore withdrawing our previously issued outlook.

During this period the Company will focus on maintaining balance sheet strength, continue to reduce costs, and maximize its financial resources to better position the Company to take advantage of those opportunities that will arise when conditions stabilize.

Steps taken today to align the Company's cost structure with the current environment are consistent with the Company's goal to be in the top quartile of its peer group with respect to both margins and returns.

In conclusion, the financial results for our second fiscal quarter clearly reflects continuation of a more challenging business environment. At the same time, we believe that we have our priorities in the right order, and have focused on those financial and operational initiatives that best position us for whatever market scenario plays out over the next several quarters. We maintain both a strong financial position and a disciplined operating approach as we progress through fiscal 2007.

Finally, earlier this week we announced the appointment of Allan Merrill as our new Executive Vice President and Chief Financial Officer. I'm very pleased to add someone of Allan's caliber to our executive management team. His extensive operational, strategic and financial experience within residential real estate and related industries will be extremely valuable, as we both manage through the current market conditions and execute on our long-term strategic initiatives.

Mike and I would now be glad to answer your questions. And I would ask the operator to give the instructions for registering your questions.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Alex Barron, JMP Securities.

Alex Barron - JMP Securities - Analyst

I wanted to ask you -- you mentioned your starts are down in the quarter. I just wanted to know roughly how much year-over-year they are down?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Home starts I think overall are down about 43% in this year to date.

Alex Barron - JMP Securities - Analyst

I am also hoping you could comment on how the trends for orders went month-to-month in the quarter for you. And anything you could comment on how April is shaping up as well?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I think one of the things to say is, and I used the word consistent in the prepared remarks. We're not seeing consistency. We are seeing erratic sales month to month and week to week. For us it was slightly skewed by a promotion we had through February -- as I talked about, an integrated promotion that we had across the whole Company. That gave us the strongest sales in February. But I think that is company specific. And that was really driven towards moving inventory.

The fact that we talked about getting our completed spec inventory down by 47%, that is what we were focused on in this period. I wouldn't read anything into stronger sales in February than March. I think it is very much company specific at this time.

Alex Barron - JMP Securities - Analyst

That promotion consisted of what exactly? And I guess would most of those closings have already occurred this quarter, or are they going to show up next quarter?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

They are coming through in both quarters. They will come through -- and they came through partly in the March quarter. Again, that is clearing that inventory out. We have got further closings that will come through in the June quarter.

What it was really, it was really an initiative that we took on a Companywide basis where we were able to really get to the leads that we saw out there, put a promotion in place that offered different incentives to buy buyers to come in, to suit their particular need, whether it was options, whatever was really in their needs.

But we integrated it through -- back through our website. We also had lending pages through our website for each individual market. So we could follow those leads as they came in, and we could track them. We could really get a good response. We could see then, of those people who had responded to the national promotion, how they came in, who bought, who, closed. And so it really is giving us some good information going forward.

I think, I'm very encouraged by the level of sales we had in this period. And I think that we've got a tough comp in June, but we are going to have that kind of integrated promotion again within the June quarter. So I think that this is what we have to do today. We can't just sit there in a good community, in a good model home and expect the buyers to come and buy homes at this time. We have got to be proactive and aggressive. And we're doing a lot of that through integrated marketing on our website, and then out into related websites.

I think we were able to do that from here by positions in websites nationally, and then drive that individually down to each site. We're going to do the same type of promotion in June. That is not to say I'm guaranteeing that we'll have the same kind of orders, because we have a tough comp in June, but we are certainly driven towards maintaining a sales momentum through each of our markets. I hope that explains it.

Operator

(OPERATOR INSTRUCTIONS). Ivy Zelman, Credit Suisse.

Ivy Zelman - Credit Suisse - Analyst

From what I understand, what you said about the promotions, I saw the promotion. It was offering $1 down nationally. And I understand you did it from February 9 to February 11. And that it was so successful that you extended it through February 15.

I guess what I wonder, realizing -- I agree with you, Ian, that you do have to get the buyer in the door. But with that type of program, I also have heard that cancellation rates have really spiked in March, and then even more so in April. Can you give us a sense of how many of those people that actually were part of the promotion, if you have any data or understanding how much the can rate might be related to people that might have been the one putting $1 down?

Because it seems like a fairly risky strategy where you start houses on the premise that someone is going to be signing a contract and only putting $1 down. And then later obviously could be swayed away by your competitors. And it seems as if that gets them in the door, but that it creates a lot of risk to your operations, both from a cost perspective and just from the overall issue of cancellations down the road.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

The program was called Dollar Dream Home Day, which was basically had some of those components of $1 down. It had many other components. Certainly that was a teaser to bring people in, and once they came in there were many alternatives to get in there. Look at the cancellation rate that we achieved this quarter. I'm really pleased at a 29% cancellation rate in March, the March quarter compared to 43% in December, and back to 33% a year ago. We have really held those people in. They had got a good deal there.

The other points in is, a good number of those homes were inventory homes that we wanted to move. When we talked to you all at the end of December we said that because our sales numbers, our new order numbers, had been down fairly substantially in the 40s and 50%s in the September and December quarters, our inventory of unsold homes have really moved to the completed end of the spectrum, and we wanted to clear that.

So we (multiple speakers) focused on that. But overall, for all of those sales that we have, our cancellation rate is only 29%. So I think the program was very good. People have held in there. And we closed a number of those homes already, as I said to Alex. And we will be closing more in June. We haven't seen any kind of spike in cancellations. In fact, quite the contrary.

Ivy Zelman - Credit Suisse - Analyst

In fact, in April that would also be the case. And when you look at your cans, do you look at it as a percent of backlog? Because we have been told that is a better way to measure it. And if you looked at it that way, would your cans have improved from the fourth quarter as a percent of backlog? Or if not, also commenting on that, as well as the April cans please.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

It is way too early to really make any judgment on April. April has not started out as a strong month. That is where, again, I talk about there is no consistency between week to week or month to month. It hasn't started out strong, but we are only three weeks into it. So as I look at it, I haven't seen a spike in cancellations rate there.

We are tracking those homes that were bought through that promotion, and we are seeing a very good closing rate. I don't have a figure to hand, but it is absolutely within the ratio. I would actually think it is part of our improvement in cancellation rate through those homes, through the promotion.

Ivy Zelman - Credit Suisse - Analyst

I'm sorry, on the can as a percent of backlog?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I don't have that number to hand right now. We can get back to you with it.

Ivy Zelman - Credit Suisse - Analyst

I actually calculated it, and it is going up.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

You can calculate it. That's right.

Ivy Zelman - Credit Suisse - Analyst

I'm saying it is going up. So isn't that a better way to measure? Because people that talk about cans as a percent of gross orders, obviously as a reflection of backlog is a better way to measure it. And I don't know why the builders are being more optimistic when they're looking at the percent of cans with respect to gross orders. Do you not agree that it is better to look it as a percent of backlog, and that is a bit more disconcerting?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I think the problem you are taking -- certainly you can look at it that way. I think the problem is our backlog at the end of December was very, very low. If you take that back as the starting point, and then work it from there -- I think we've got a different picture now as we are in the spring selling season. Our orders have come up considerably.

I think you can look at it both ways and draw a judgment. But I think you have had some distorted quarters here, going again back to September and December, that have really -- really pulled the sales numbers down.

Now as we get into September and December in '07, as we lap those numbers, obviously our comps become a lot easier. There is going to be a different metric at that point. I think it is valid to look at it in both ways.

Operator

Michael Rehaut, JP Morgan.

Jen Consoli - JP Morgan - Analyst

This is Jen Consoli on the line for Mike. My question, I was wondering last quarter you talked about most of your can rate improvement last quarter was driven primarily by the Mid-Atlantic. I was wondering if you could give us any type of regional color as to what regions can rates were improving, and if any were returning to the more normalized historical levels?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I think that certainly of all the markets that we're looking at it and seeing any kind of consistency, we are getting better consistency in the Mid-Atlantic. So the can rate in the Mid-Atlantic has been slightly better than in some of our others. It is in fact under 20% right now in the Mid-Atlantic.

The others I would say reasonably consistent with our national number. With the highest being in our Other category, which covers the Midwest, Colorado, Texas. That is the area where we're still seeing higher can rates. And the Mid-Atlantic is at the low end of that range. The other segments there are pretty much plus or minus the average that we reported of 29%.

Jen Consoli - JP Morgan - Analyst

Just going back to the mortgage business, I know you talked about in the quarter that government loans were about 10%. Is that something that you view is going to increase as a percent on the total in relation to the subprime situation over time?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

The details we gave on the mortgage company were for the six month period year-to-date -- in our fiscal year-to-date. Currently government loans are around 10%. And I said subprime is under 4%. We honestly don't expect those to go up dramatically. That is a number that has been like that for some time. Our subprime last year was about 5%. It has come down to about 4. I would say that we're fairly consistent with those numbers.

Operator

Larry Taylor, Credit Suisse.

Larry Taylor - Credit Suisse - Analyst

Ian, I wonder if you could comment more on some of the tools or approaches you may take to maintain your balance sheet strength, and how you intend to follow-up there in terms of the ability to continue to shrink inventory and possibly generate more cash flow?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Obviously, we're very focused on our balance sheet. We have made commitments to the rating agencies and to all of our fixed debt holders that we are going to keep our debt to cap under 50% -- at or under 50%. And that is something that we have to work on. And it is something that we have to balance inventory levels with closings, and where we throw off cash.

We have thrown off about $180 million of free cash flow in this first six months. And I think that is good for our business. We have got cash on hand. We want to keep liquidity. But at the same time we have to balance our debt to cap. We did actually buy back $20 million of our senior notes in this last period, just to maintain that balance between equity and debt. And we will look at that as we go forward. Obviously, we also have a share buyback program authorized at this time. It is a three-year program. We fully completed our first year of that, but we haven't bought shares back to date in fiscal '07.

Again, we're looking at the balance sheet. We will look for opportunities when it is appropriate. But in this period we actually bought some debt back just to help us maintain that ratio. At the same time we want liquidity. We want cash. We want to reduce inventory where we can. As I said clearly in the prepared script, balance sheet management is very much a part of our operating procedures at this time when markets are difficult like this and potentially could be volatile.

Operator

Carl Reichardt, Wachovia Securities.

Carl Reichardt - Wachovia Securities - Analyst

Thanks for all the color on the marketing plan. I appreciate it. Ex geographic segmentation, if we break out your business by the categories of economy, value, style, can you give us a little color on how each of those segments is performing across the country, from an order perspective particularly in this quarter?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I honestly don't have all that information to hand. We're fairly consistent in terms of our economy, value, style currently with 20 to 25% economy, about 50%, 55% value, and about 20 plus in style. But I not seeing a real difference between those different price points in terms of orders. We might be able to get that back to you.

If I look across the communities that we have, I think it is fairly consistent. Obviously one of the constraints in the market at the moment is selling existing homes. But where we've got true entry-level buyers who don't have a home to sell, that is obviously something that -- somewhat of an easier sale now. Because buyers who have a home to sell, it is difficult for them to do that.

I might ask Mike in a minute to get back to you with some numbers on that. I don't have those to hand right now.

Carl Reichardt - Wachovia Securities - Analyst

Fair enough. Maybe Mike can answer this. Was there any positive margin impact on reversal of previously taken impairments in this particular quarter?

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

Yes, there was. Approximately $7.8 million reversed in this quarter.

Operator

Rick Murray, Hovde Capital.

Rick Murray - Hovde Capital - Analyst

Just very briefly if you could, can you tell us if there has been any discernible impact on the mortgage finance environment over the last month and a half or so?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

You mean generally across the country?

Rick Murray - Hovde Capital - Analyst

Yes.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I would say definitely it is tightening up. There is no question that underwriting standards are tightening up. I think that the products are still out there, but I think the lenders are quite rightly being careful in how they look at the buyer's credentials.

We are still getting people qualified. The amount of homes that we originated in the period is actually down a little from last year. We're down to 66%. So slightly more homes last year. We were about 70%. I think slightly more of the buyers are going out into other markets.

But I would say there is still capital there. There's still an ability to finance buyers who come into today. In fact, the credit of our buyers today is slightly higher than it was say last year. I think I gave an average FICO score for us right now at around 714. The last numbers we gave back in fiscal '06 were probably in the low 7s, about 705, in that order. So we are seeing -- and I think this is driven by the underwriting standards -- the FICO scores have gone up very slightly. So we're going to see a little tightening on that.

Operator

Stephen Kim, Citigroup.

Jahanara Nissar - Citigroup - Analyst

This is Jahanara for Stephen Kim. I wanted to find out about the charge this quarter, the land impairment charge of $60.8 million. Which line item does it impact?

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

Group costs of sales, our press release has it as a separate line going through, but it is included in gross profit.

Jahanara Nissar - Citigroup - Analyst

Your conversion ratio this quarter was particularly high. I was wondering if that is sustainable going forward, or what we can expect over the next couple of quarters?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

As you pointed out, 65% conversion ratio was high. And a lot of that was because our completed homes -- our unsold completed homes had built up, and we really cleared those through our promotions. I'm not sure we will sustain that level in future periods. We're not giving guidance today on where we expect to be. But one of our strategies at this time is getting homes closed as quickly as possible.

We're going to try and -- that is a key metric that we look at and try and keep that up there. But I would say in this period it is probably slightly higher than we would expect in the next two quarters.

Operator

Ivy Zelman, Credit Suisse.

Ivy Zelman - Credit Suisse - Analyst

Realizing, Ian, that you are generating cash flow in the last six months, I guess I'm looking at -- on a next 12 months basis -- I know you don't want to talk about future earnings -- but what is the risk that you guys, or maybe you are already proactively talking to the banks about amending some of your covenants on the bank line, given that interest coverage ratio covenant is 2 times. And there is clear -- this quarter, I know it has been seasonality. You are at 1.5 times. Just looking at this quarter may not be a good indication.

But clearly there may be some discussion going on with the banks. And if you are in those discussions, maybe you can help us understand what the likelihood of the changes would be? And also with respect to the banks, with I guess covenants and cash flow issues going forward, is there a risk on any cross defaults related to the senior notes and subordinated notes please?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

As you say, I think as you recognize, we're certainly not in default on any covenants at this period. We do have to look forward, and we have to say where do we expect to be, based on the reduced earnings level that we have currently, and our lack of visibility going forward in terms of what margins will be. We have a better feel for what closings may be, but we're not sure what margins are going to be going forward. That is why we pulled guidance right now.

I think that we have constant dialogue with our banks about where we are. We share information with our banks. Obviously they are treated as insiders. So we do share that information with them. We have a dialogue with them. I think that -- I certainly don't want to make any comment on anything we may ask them, or anything they may come back to us. But being proactive is what we will do.

We will look at that, as I mentioned -- maybe you are cut off at the time. But Larry Taylor asked about balance sheet management. And I explained that we bought back $20 million of our senior notes this period. We are going to look at that. And we will manage our balance sheet for the commitments we have given to the rating agencies and the commitments we have at the banks. I really can't say anymore than that at this time. But it is something that we're certainly aware of, and we know that we have to manage that.

Ivy Zelman - Credit Suisse - Analyst

Do you have anything outstanding on the revolver right now?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

No, we don't. We have $200 plus million in cash.

Operator

Lee Brading, Wachovia.

Lee Brading - Wachovia - Analyst

Can you provide a little more detail -- I don't know if you commented on this earlier -- on the land sales aspect? I know this is a difficult environment. I was curious where those properties were sold and to whom?

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

We realized approximately $40 million from land sales this quarter. Primarily it was one property in Southern California, in Anaheim that we realized $27 million for. And the rest of the properties were spread out amongst markets with sales in Arizona and Georgia.

Lee Brading - Wachovia - Analyst

I imagine you are still going through that process going forward here still to some extent?

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

We continually look for opportunities to reduce our inventory levels and maintain maximum liquidity. So we continue to look for opportunities.

Lee Brading - Wachovia - Analyst

Great. In the opening comments you talked about achieving 5 to 10% cost reductions to date. I was wondering if you could provide more detail about where you are seeing those? Is that in materials at all? Is that mostly on the labor side? Any color on that would be helpful.

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

Both labor and materials. Obviously with the reduced construction spending going across the country, there is -- the demand and supply imbalance, it is different than it was a year ago. Certain materials are certainly going down more than others. With asphalt prices increasing and stainless steel and crude oil prices providing some floor to where we are able to negotiate these days. But a number of materials are down. And certainly labor is much more available than it was six months or year ago. We continue to see price decreases there as well.

Lee Brading - Wachovia - Analyst

Last item, availability on the revolver, where does that stand?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

That will be in the Q when we get that out. We will put that borrowing base in the Q.

Operator

Carl Reichardt, Wachovia Securities.

Carl Reichardt - Wachovia Securities - Analyst

One more follow-up for you. I just wanted to make sure I have my math right on something. If you are ordering and delivering a lot of houses that are finished already, or deep in the air, so there is a short amount of time between the order and delivery process, A., your reported cans are going to come in -- can rate during the quarter -- in addition there is a potential here that the cans as a percentage of previous quarters' backlog are going to go up. That is the right way to think about it, correct?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

You are ahead of me there.

Carl Reichardt - Wachovia Securities - Analyst

To Ivy's question about cans as a percentage of backlog, my guess is if you are delivering a lot of houses that you took an order on and delivered in the same quarter. So this was never in backlog. A., your can rate is going to come in because you have a shorter amount of time between order and delivery. So reported can rate for this quarter will come in. And, B., cans as a percentage of previous quarter backlog might go up, because you are delivering a lot of houses during this particular quarter that you ordered during this quarter. Do you see --?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

You say that they were never in backlog. They were never in backlog at the end of a period. They are in backlog through that period.

Carl Reichardt - Wachovia Securities - Analyst

Reported backlog, as we see it as analysts, because we only get it quarterly, and you see it weekly. I just want to make sure (multiple speakers).

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I think that what we have is a strategy here is to sell where we can, deliver quickly, not let that home to be out there. But I would say we're focused here on a good can rate for us. I look across the industry and I see the can rates coming down generally. And maybe that is the math -- that I haven't studied the math. Maybe there's a ratio there between a slow quarter in December, which pretty much everyone is going to have, and a higher level of sales in the March quarter. Maybe it is the math that is doing that.

But I would also say that I would think the fact that the industry's can rates have come down across the board, we're probably reaching a level in pricing that is not continually discounting. I think one of the issues we saw -- the two real reasons we see for cans -- for people who signed a contract with us and then can it is, one, they can't sell their existing home, and two, they are getting a better offer down the street.

I would speculate, and I can't say that it is absolutely a fact, but when I look across the board and I would at all the other companies reporting, many right now, with cancellation rates that have come down quite substantially. It may be that we have reached a pricing level that is not as competitive, and is not being driven down day by day by day, so that buyers are not shopping between us.

I would say I can't guarantee that we're not going to have to look at lower pricing in the future. But it seems to me there may be a possibility here that we're reaching a level that is more compatible across all of the markets.

Carl Reichardt - Wachovia Securities - Analyst

Terrific. I appreciate the help.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Make sure you're doing the math on that other equation, and you will figure it out for us.

Operator

Alex Barron, JMP Securities.

Alex Barron - JMP Securities - Analyst

I wanted to ask how many communities you guys had this, quarter. And I guess related to that, how do you view what is an acceptable sales base and what is not?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

We don't give our community count right now, because people are always trying to speculate on what sales rates should be and extrapolate that. I would have to say that I have seen others giving that guidance. We have such a variation between our West Coast markets and East Coast markets that we really don't want to put a number on that.

Internally we try and work to the numbers we have, but again, we're not giving guidance on that. And I really wouldn't think that you getting one number from us will reflect the strength of our markets across the different geographies that we're in. Sorry to be nebulous on that, but it is just not something we want to give at this time.

Alex Barron - JMP Securities - Analyst

Would you say though that the financing crunch -- has it disproportionately affected your sales in California versus other markets, or you wouldn't say so?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

No, I wouldn't. Because if you look at the new orders in the West, which is California, Arizona and Nevada, they are actually up the most in this period. Those are people who we sold to who are getting financing, so I wouldn't say that it has affected it that much. Obviously, we have got to look at affordability and everything there, but we have actually had some good success there in this quarter.

Alex Barron - JMP Securities - Analyst

One quick last one. What was your combined LTV for the quarter?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

We gave it to you. It was 87% for the six months. I haven't got it to hand for the quarter, but it is 87% LTV for the six month period.

Operator

Todd Vencil, BB&T Capital Markets.

Todd Vencil - BB&T Capital Markets - Analyst

I was wondering if you would be willing to maybe drill down and talk about what you're saying in terms of the market demand in the markets within your regions? Maybe which cities are more stable, and which ones are least consistent, and where it is really the worst?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

I can certainly give you information on what we saw in this quarter. I will just tell you there's nothing very consistent. I keep using this word. Our sales in this period, our new orders in this period, are somewhat skewed by where we wanted to clear inventory.

But what we saw was we saw better performance on the West. I will tell you we saw substantially better performance in Sacramento. This time last year we had very poor performance in Sacramento. That was one of the market that was really underperforming. Sacramento really came through for us. But generally in the West we were stronger. The Mid-Atlantic also is the market that we have seen better stability. I would say those markets there are being sustained reasonably well.

If you go down to Florida, it is fairly weak. We obviously had a terrific run in Florida over the last couple of years. And there's a real oversupply of inventory in most of those markets.

If you come down to the Southeast markets, it is erratic. Some of our markets, particularly in the Carolinas, have been reasonably strong. A couple that have been performing well over the last few quarters, like Nashville and Raleigh, had a weaker quarter. Again, it is not a consistent position.

Then our Midwest markets under Other are still fairly tough. I would say we haven't seen a real bright spot there. Texas slowed somewhat for us in this quarter. But I think that was partly due to the fact that it had been going fairly well. Texas has been operating fairly well. We didn't have a lot of inventory to clear there. We didn't put a lot of effort into clearing that. So it wasn't a focus for us in the quarter. But we're still doing reasonably well in Houston and Dallas there.

So that is color, but I think that we should all be aware that these markets are not consistent at this time, and we've got to take each week as it comes. I hope that helps.

Todd Vencil - BB&T Capital Markets - Analyst

It does. Thanks a lot.

Operator

Susan Berliner, Bear Stearns.

Susan Berliner - Bear Stearns - Analyst

I guess I was just following up on -- I know you guys generated $180 million in free cash flow, which is great. I was wondering if you could quantify at all for the year what you're looking for? And also just following up on the $20 million of bonds, I guess would you also look at your callables to take out? Or how do you see using some of the cash in the second half of the year? Thank you.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

We really don't want to give any further guidance at this time going forward. Generating cash is important for us. Making sure we have good liquidity is important for us. The question on the bonds, certainly we took I think ten of the 2011s and 10 of the 2012s out in this period. They will be a callable function there, which we can get into, I think, in May. And certainly we may look at that. That is a consideration we have. We have an option to do that. So again we may consider that.

Again, I would stress that we want to sell homes. We want to close homes. But again another strategy for the Company has to be in these times, we've got to look at our balance sheet. We have got to make sure that we have the flexibility to get through this tough time, and be positioned also for going forward.

So we will look at all of that. We will look at the share repurchase, which is still authorized. I would stress that is still there. And on the other side, we're looking at the debt management that we have, making sure we have cash on hand, and being able to go back in there and take out some of the fixed term debt, if we think that is appropriate at the time. We will continue to do that, and we will keep you informed of that.

Operator

Andrew Brausa, Banc of America Securities.

Andrew Brausa - Banc of America Securities - Analyst

All of our questions were answered. Thank you.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Operator, if we don't have any further questions, shall we close the call, or do you have any more?

Operator

Joel Locker, FTN Securities.

Joel Lacher - FBN Securities - Analyst

I just wanted to see what your plan on -- was too monetize any land. I saw it was -- you sold about $41 million this quarter, and it did wonders for the balance sheet. I was wondering if that was going to be a strategy going forward?

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

We continue to seek additional opportunities. We're constantly evaluating our land positions and future land positions. And when the opportunity presents itself in the individual marketplaces, we will capitalize on that opportunity and downsize our land positions in those given markets.

Joel Lacher - FBN Securities - Analyst

I might have missed it, but what line item did the $6 million of warranty accruals -- where did that (inaudible).

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

That goes through cost of sales where the initial accrual went through years ago.

Operator

Michael Rove, Bank of New York Capital Markets.

Michael Rove - Bank of New York Capital Markets - Analyst

You had good strong new orders in the quarter. Could you talk about what percent of them came through the promotion, and the difference in margin from houses sold in the promotion purses houses sold outside of the promotion?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

It is quite hard to actually quantify that because even though the promotion was over a limited period, we extended it. I think Ivy mentioned before that we extended it at the end. We actually had a presale in there as well. So the promotion was over a fairly long period. And then buyers who didn't actually sign within that period, we still followed up with them afterwards. So it is very difficult to say X happened in the promotion, and Y happened in the rest of the quarter.

But it was a good number in that promotion. But I can't say to you today exactly what the ratio was because we followed up. The leads we brought in. Obviously the promotion also was to bring leads in as well. It was to clear inventory, but it was to build up the backlog of leads that we could then follow-up on. And we have been doing that through the rest of the quarter. I think overall it has helped our new order performance in the quarter.

Michael Rove - Bank of New York Capital Markets - Analyst

How much of the promotion then was pricing versus the $1 down, things like that?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Some of it certainly was pricing. Some of it was to get people into the door, and give them something to attract them. And then some of it was based on pricing. Again, particularly to clear inventory.

Michael Rove - Bank of New York Capital Markets - Analyst

Maybe I could ask it a different way. Just to try -- whether you could do this. Were your February margins then lower than your January margins?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Do you have a number on that, Mike?

Michael Rove - Bank of New York Capital Markets - Analyst

If you think that is an accurate way of asking the question.

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

We don't have that number at this time.

Michael Rove - Bank of New York Capital Markets - Analyst

And then the promotions you talked about doing the second quarter, would those be along the same lines that we saw last quarter?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

No, the promotions we're going to have in the future are going to be, we hope, attractive to the customers, so I don't want to tell you what it is today. But it is something that we want to entice customers into our model homes, and show them the value they can get, and the opportunities they have.

Again, I would just restress that we can't sit back and take orders these days. This industry has had a very strong run. We have now got to be a lot more aggressive in how we go out there. And I think we are doing as good job of that as anyone, because we can leverage it out through the whole Company. We're not doing it market by market. We have got plans that we leverage across the whole Company. And I think that is one of the benefits that we have.

Michael Rove - Bank of New York Capital Markets - Analyst

One last question. Can you give a general idea -- how do you think your finished home inventory is today? And how much more do you think you need to sell down before you get to the appropriate level for current business?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

We have that. Our finished home inventory has definitely gone down.

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

It is approximately 700 homes.

Michael Rove - Bank of New York Capital Markets - Analyst

And you would like it to be at --?

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

That is not far off.

Mike Rand - Beazer Homes USA Inc. - SVP, Chief Accounting Officer

That is not far off. To keep the momentum going through the remainder of the year, that is probably not far off from where it will be throughout the remainder of the year. In April that number has come down, just because we have reduced the number of starts through the December quarter -- the December and March quarter. So it is basically stabilized.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

We would say we're in good balance now. Bringing it down 47% in the last quarter has put us in a good position. So we're comfortable with where we are at this time.

Operator

This does conclude our question and answer session. I would like now turn the call back over to Mr. Ian McCarthy.

Ian McCarthy - Beazer Homes USA Inc. - President, CEO

Thank you, operator. And I would like to just take this opportunity to thank all of you for joining us today. A recording of this conference call with a slide presentation will be available this afternoon in the Investor Relations section of our website at Beazer.com.

With that, thanks very much. Goodbye.